Exhibit 99.1

Helios and Matheson reports results for the fourth quarter and the year ended December 31, 2014

NEW YORK, New York, February 10, 2015 — Helios and Matheson Analytics Inc. (the “Company”) (NASDAQ: HMNY), a 30 year old organization focused on the banking, financial services, insurance and healthcare sectors. Company provides a wide range of high quality information technology (“IT”) consulting solutions, custom application development and analytics services to Fortune 1000 companies and other large organizations. Company is providing the following preliminary (unaudited) information regarding the results of its operations for the fourth quarter of the year ended December 31, 2014:

Revenue for the fourth quarter of 2014 is expected to be approximately $2.4 million compared to $3.3 million for the fourth quarter of 2013. Net income during the fourth quarter of 2014 is expected to be $13,000 as compared to $70,000 during Q4-2013. Revenue for the twelve months ended December 31, 2014 is expected to be approximately $10.6 million as compared to $13.3 million for the twelve months ended December 31, 2013, which is approximately a 20% decrease. Net Loss is expected to be approximately ($178,000) or ($0.08) per basic and diluted share (EPS) for the twelve months ended December 31, 2014 as compared to Net Income of $383,000 or $0.16 per basic and diluted share (EPS) for the twelve months ended December 31, 2013. During the year, the Company has made investments in furthering its analytics business.

The Company continues to be debt free. The Company expects to close the fourth quarter of 2014 with total assets of $4.6 million and total liabilities of $634,000. Below is the summary of select financial data:

	Three Months Ended		Year Ended
(In 000s except per share amounts)	12/31/14	12/31/13	12/31/14	12/31/13
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenue	$2,395	$3,232	$10,642	$13,291
Gross Profit	$617	$601	$2,174	$2,733
Income from operations	$9	$68	$(183)	$375
Net Income	$13	$70	$(178)	$383
Earnings per basic and diluted share	$0.01	$0.03	$(0.08)	$0.16
Dividend Per share	$0.00	$0.00	$0.08	$0.09

Gross margin was 26% for the fourth quarter of 2014 as compared to 19% for the fourth quarter of 2013. Selling, General and Administration (SGA) expenses were approximately $608,000 for the fourth quarter of 2014 as compared to $533,000 during the fourth quarter of 2013.

About Helios and Matheson Analytics Inc.

Helios and Matheson Analytics Inc. is a 30 year old organization focused on the banking, financial services, insurance and healthcare sectors. It provides a wide range of high quality information technology (“IT”) consulting solutions, custom application development and analytics services to Fortune 1000 companies and other large organizations. Its common stock is traded on the Nasdaq Global Market under the ticker symbol “HMNY”.

Forward Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in the Helios and Matheson Analytics Inc. Annual Report on Form 10-K for the year ended December 31, 2013 and more recent reports filed with the SEC. Helios and Matheson Analytics Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:                 Umesh Ahuja

703 691 0400 Ext 1046

uahuja@hmny.com

HELIOS AND MATHESON ANALYTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME

	Year Ended December 31,
	2014	2013
	(unaudited)	(audited)

Revenues	$10,641,681	$13,291,095
Cost of revenues	8,468,103	10,558,446
Gross profit	2,173,578	2,732,649
Operating expenses:
Selling, general and administrative	2,345,168	2,346,926
Depreciation and amortization	11,129	10,595
	2,356,297	2,357,521
(Loss)/Income from operations	(182,719)	375,128
Other income(expense):
Interest income	13,548	6,437
	13,548	6,437
(Loss)/Income before income taxes	(169,171)	381,565
Provision for income taxes	8,541	(1,446)
Net (Loss)/Income	(177,712)	383,011
Other comprehensive loss - foreign currency adjustment	(22,232)	(30,123)
Comprehensive (Loss)/Income	$(199,944)	$352,888

Basic and diluted net (loss)/income per share	$(0.08)	$0.16
Dividend Per share	$0.08	$0.09

HELIOS AND MATHESON ANALYTICS INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,225,518	$660,278
Accounts receivable- less allowance for doubtful accounts of $37,711 at December 31, 2014, and $28,213 at December 31, 2013	1,098,396	2,147,436
Unbilled receivables	81,311	143,126
Prepaid expenses and other current assets	133,045	147,448
Total current assets	2,538,270	3,098,288
Property and equipment, net	53,422	50,071
Security Deposit	2,000,000	2,000,000
Deposits and other assets	52,347	78,520
Total assets	$4,644,039	$5,226,879

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$634,489	$830,948
Total current liabilities	634,489	830,948

Shareholders' equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; no shares issued and outstanding as of December 31, 2014, and December 31, 2013	-	-
Common stock, $.01 par value; 30,000,000 shares authorized; 2,330,438 issued and outstanding as of December 31, 2014 and as of December 31, 2013	23,304	23,304
Paid-in capital	37,855,740	37,855,740
Accumulated other comprehensive loss - foreign currency translation	(99,265)	(77,032)
Accumulated deficit	(33,770,229)	(33,406,081)
Total shareholders' equity	4,009,550	4,395,931
Total liabilities and shareholders' equity	$4,644,039	$5,226,879

HELIOS AND MATHESON ANALYTICS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2014	2013
	(unaudited)	(audited)
Cash flows from operating activities:
Net (loss)/income	$(177,712)	$383,011
Adjustments to reconcile net income to net cash provided/(used) in operating activities:
Depreciation and amortization	11,129	10,595
Provision for doubtful accounts	10,000	(4,208)
Gain on sale of Fixed Asset	(231)	(250)
Changes in operating assets and liabilities:
Accounts receivable	1,039,040	(885,740)
Unbilled receivables	61,815	(121,636)
Prepaid expenses and other assets	14,403	(16,877)
Accounts payable and accrued expenses	(196,460)	(340,301)
Security Deposits	-	(1,000,000)
Deposits	26,173	21,512
Net cash provided/(used in) by operating activities	788,157	(1,953,894)
Cash flows from investing activities:
Purchase of property and equipment, net	(14,249)	(7,699)
Net cash used in investing activities	(14,249)	(7,699)
Cash flows from financing activities:
Dividend Paid	(186,435)	(209,739)
Net cash used in financing activities	(186,435)	(209,739)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(22,233)	(30,123)
Net increase/(decrease) in cash and cash equivalents	565,240	(2,201,455)
Cash and cash equivalents at beginning of period	660,278	2,861,733
Cash and cash equivalents at end of period	$1,225,518	$660,278

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes - net of refunds	$9,869	$5,701